Exhibit 11.	Pennsylvania Commerce Bancorp, Inc.
Computation of Net Income Per Share

For the Quarter Ending September 30, 2006
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 1,645,000
Preferred stock dividends	(20,000)
Income available to common stockholders	1,625,000	6,115,986	$ 0.27
Effect of Dilutive Securities:
Stock options		257,409
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 1,625,000	6,373,395	$ 0.26
For the Quarter Ending September 30, 2005
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 2,325,000
Preferred stock dividends	(20,000)
Income available to common stockholders	2,305,000	5,955,611	$ 0.39
Effect of Dilutive Securities:
Stock options		436,975
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 2,305,000	6,392,586	$ 0.36
For the Nine Months Ending September 30, 2006
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 5,732,000
Preferred stock dividends	(60,000)
Income available to common stockholders	5,672,000	6,086,302	$ 0.93
Effect of Dilutive Securities:
Stock options		294,283
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 5,672,000	6,380,585	$ 0.89
For the Nine Months Ending September 30, 2005
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 7,341,000
Preferred stock dividends	(60,000)
Income available to common stockholders	7,281,000	5,932,688	$ 1.23
Effect of Dilutive Securities:
Stock options		414,331
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 7,281,000	6,347,019	$ 1.15